EXHIBIT 4.1

AMENDMENT NO. 2 TO THE
AMENDED AND RESTATED AGREEMENT
OF LIMITED PARTNERSHIP OF
CORNERSTONE PROPANE PARTNERS, L.P

This Amendment No. 2 to the Amended and Restated Agreement of Limited Partnership of Cornerstone Propane Partners, L.P. (the “Partnership”) is hereby made and is effective as of this 1st day of November 2002, by and among Cornerstone Propane GP, Inc., a California corporation, as the Managing General Partner of the Partnership, SYN Inc., a Delaware corporation, as the Special General Partner of the Partnership, and the Limited Partners.

WITNESSETH

WHEREAS, the Partnership was heretofore formed and now exists pursuant to the Amended and Restated Agreement of Limited Partnership of Cornerstone Propane Partners, L.P., dated as of December 17, 1996, as amended (the “Partnership Agreement”); and

WHEREAS, Section 13.1 of the Partnership Agreement provides procedures for the amendment of the Partnership Agreement by the Managing General Partner without obtaining the approval of any Partner; and

WHEREAS, the Managing General Partner proposes to adopt amendments to the Partnership Agreement pursuant to the authority granted in such Section 13.1.

AGREEMENT

NOW, THEREFORE, it is agreed as follows:

1.             Capitalized terms used herein but not defined shall have the meanings assigned to them in the Partnership Agreement.

2.             Section 1.1 of the Partnership Agreement is hereby amended by deleting the definition of “Outstanding” in its entirety and substituting in lieu thereof the following:

“Outstanding” means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination.

3.             Section 13.12 of the Partnership Agreement is hereby amended by deleting in clause (a) thereof the reference to “(and also subject to the limitations contained in the definition of ‘Outstanding’).”

4.             A new Section 16.11 is hereby added to the Partnership Agreement to read as follows:

“16.11  General Partners Not Required to Hold Economic Rights Associated With General Partner Interests

Notwithstanding anything to the contrary set forth in this Agreement, if a Managing General Partner or Special General Partner no longer has any economic rights associated with its general partner interest in the Partnership, which may include rights to receive any allocations of income, gain, loss, deductions, distributions or payments (other than for reimbursement, indemnification or similar rights) under this Agreement, as a result of the Managing General Partner or Special General Partner either having transferred such rights pursuant to the terms of this Agreement or having waived and relinquished all such rights, but the Managing General Partner or Special General Partner otherwise continues to have rights or liabilities as a general partner, then it shall continue as, and shall not thereby cease to be, the Managing General Partner or Special General Partner, as the case may be.”

5.             Section 11.5 of the Partnership Agreement is hereby amended by replacing the word “No” at the beginning of the Section with the following clause:

“Except in connection with a purchase or other acquisition by the Partnership of all of a Limited Partner’s Limited Partner Interest in accordance with Sections 7.1(a)(xiii) and 7.12, no”

6.             Except as set forth above, all provisions of the Partnership Agreement will remain in full force and effect.

7.             This Amendment No. 2 shall be binding upon, and shall enure to the benefit of, the parties hereto and their respective successors and assigns.

8.             This Amendment No. 2 shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws, without regard to principles of conflict of laws.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 2 to the Partnership Agreement to be effective as of the date first above written.

MANAGING GENERAL PARTNER

Cornerstone Propane GP, Inc.

By:	/s/ M.D. LEWIS
Name: M.D. Lewis
Title: Chairman of the Board

SPECIAL GENERAL PARTNER

SYN Inc.

By:	/s/ DANIEL K. NEWELL
Name: Daniel K. Newell
Title: President

LIMITED PARTNERS

The limited partners of the Partnership pursuant to a Power of Attorney executed in favor of, and granted and delivered to, the Managing General Partner.

By:	Cornerstone Propane GP, Inc., the Managing General Partner, as attorney-in-fact for all Limited Partners pursuant to the Power of Attorney granted pursuant to Section 2.6 of the Partnership Agreement.

By:	/s/ M.D. LEWIS
Name: M.D. Lewis
Title: Chairman of the Board